Exhibit 99.1

Radian Mortgage Capital

Closes its Inaugural Secondary Market Securitization

Mortgage Conduit Securitizes $348.9 million of Residential Real Estate Loans

WAYNE, Pa., July 31, 2024 — Radian Group Inc. (NYSE: RDN) today announced that its mortgage conduit, Radian Mortgage Capital LLC (RMC), has closed its inaugural prime jumbo securitization, Radian Mortgage Capital 2024-J1.

Radian Mortgage Capital 2024-J1 is a $348.9 million securitization of residential real estate loans supported by 359 30-year, fixed-rate mortgage fully amortizing loans. The mortgage pass-through certificates were offered for sale to eligible third-party capital markets investors in an unregistered private offering. At closing, RMC retained an interest in the unregistered certificates.

RMC was formed to provide residential mortgage lenders with an additional secondary-market option for high-quality loans and to provide mortgage investors with a trusted, high-quality sponsor. Consistent with Radian’s stated strategy, RMC expands the company’s capabilities to participate in the mortgage market to aggregate, manage and distribute residential mortgage credit risk.

“We are pleased to close this inaugural transaction, which leverages Radian’s mortgage market and credit risk management expertise to fill a need for additional secondary market options from trusted, high-quality sponsors,” said Chief Executive Officer Rick Thornberry. “Radian’s successful model for aggregating, managing and distributing residential mortgage credit risk creates the opportunity for us to expand the value we’re able offer lenders and investors through Radian Mortgage Capital as a full-service correspondent lender.”

About Radian

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, securitization, and title services. Powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk, Radian is shaping the future of mortgage and real estate services. Learn more at radian.com.